Exhibit 99.1

Jerash Holdings Celebrates International Women’s Day 2020

Fairfield, New Jersey – March 9, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, celebrated International Women’s Day on Sunday, March 8, 2020. International Women's Day is an annual global event since 1911 celebrating the social, economic, cultural and political achievements of women. The day also marks a call to action for accelerating gender parity. The theme for International Women’s Day 2020 is “An Equal World is an Enabled World” along with the tag #EachforEqual.

As part of its participation in International Women’s Day 2020, Jerash posted an International Women’s Day video on its website, www.jerashholdings.com, under the “3.8 Women’s Day” link and the “Investors” link in the category “Presentations & Videos.”

Jerash’s customer The North Face is an official collaborator for International Women’s Day 2020, and released a limited edition collection of clothing made by women, for women. The collection was made by an all-female team led by women’s rights activist Oryana Awaisheh, a member of Jerash’s Jordanian management team. The collection supports female empowerment, togetherness and the commitment to a better future.

The collection is the first of many orders to be placed at Jerash’s new all-women factory in Jordan. Learn more about this unique line at https://www.thenorthface.co.uk/internationalwomensday.html.

“Jerash Holdings is excited to take part in International Women’s Day and celebrate the achievements of our employees in their professional and personal lives, as well as focus on how we can support the continued success and advancement of our female employees,” said Samuel Choi, Chairman and CEO of Jerash Holdings. “Our skilled workforce is Jerash’s most valuable asset, enabling Jerash to become a critical strategic manufacturing partner to many of the most recognized brands in the world. Approximately 60% of our workforce and 40% of our factory team leaders are women. We continue to seek new ways to support women who want to attain leadership roles in their careers or to complete advanced studies while working in achieving their goals as valued members of our team.”

“We are pleased to join with His Majesty King Abdullah II of Jordan in actively supporting reforms and the growth of opportunities for women in Jordan,” said Choi. “We believe equality and opportunity are the cornerstones of innovation and enterprises to build the future success of the country of Jordan.”

Jerash also announced the opening of its satellite factory in Al Hasa, approximately a 1.5-hour drive from Jerash’s Amman facilities. This satellite factory will particularly emphasize the employment of women from rural areas in order to empower women through quality employment and promotion opportunities nearby to their local communities. This satellite factory will expand Jerash’s annual production capacity while also facilitating the addition of new global brand customers as part of its ongoing growth strategy.

Jerash management will present at the 3rd Annual D.A. Davidson Consumer Growth Conference in New York on Thursday, March 12, and the 32nd Annual Roth Conference on Monday, March 16, 2020 in Laguna Niquel, CA. Conference participation at these events is by invitation only. For more information or to schedule a one-on-one meeting, please contact your respective institutional representative or Jerash’s Investor Relations representative, Matt Kreps of Darrow Associates, at 214-597-8200 or mkreps@darrowir.com.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities are currently made up of five factory units and three warehouses and it currently employs approximately 4,000 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com